Exhibit 10.44
UL SOLUTIONS INC. 2023 LONG-TERM INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
THIS NONQUALIFIED STOCK OPTION AWARD AGREEMENT (the “Agreement”) is made and entered into and effective _________, ____ (the “Grant Date”) by and between UL Solutions Inc., a Delaware corporation (the “Company”), and ___________________________ (“Participant”).
WHEREAS, the Company desires to grant to the Participant an Award of Stock Options under the UL Solutions Inc. 2023 Long-Term Incentive Plan (the “Plan”) as set forth in this Agreement.
NOW THEREFORE, the Company and the Participant agree as follows:
1.    Plan Governs; Capitalized Terms. This Agreement is made pursuant to the Plan, and the terms of the Plan are incorporated into this Agreement, except as otherwise specifically stated herein. Capitalized terms used in this Agreement that are not defined in this Agreement shall have the meanings as used or defined in the Plan. References in this Agreement to any specific Plan provision shall not be construed as limiting the applicability of any other Plan provision. To the extent any terms and conditions herein conflict with the terms and conditions of the Plan, the terms and conditions of the Plan shall control except to the extent the Plan provides that the Agreement may vary the terms of the Plan. The Participant acknowledges that he or she has reviewed the terms of the Plan, and agrees to be bound by them. Without limiting the generality of the foregoing, the Participant acknowledges that pursuant to Section 3.1 of the Plan the Administrator has the exclusive authority and discretion to interpret the Plan and this Agreement and to resolve all issues arising thereunder, and the Participant agrees to be bound by any determination made by the Administrator with respect to this Agreement and the Option.
2.    Grant of Option. The Company hereby grants to the Participant a Stock Option to purchase ____ Shares, at the price of ____ per Share (the “Option”), which price is the Fair Market Value of one Share on the Grant Date. The Option is not intended to be an incentive stock option under Code Section 422.
3.    Vesting, Exercise, Expiration and Termination of Option.
(a)    Term. The Option shall have a term expiring on the tenth anniversary of the Grant Date (the “Term”), or earlier as otherwise provided in this Section 3.
(b)    Vesting Generally. Except as otherwise provided in this Section 3, the Option shall become vested and exercisable on the third anniversary of the Grant Date, subject to the Participant’s continued employment with the Company Group through such date. For avoidance of doubt, this Section 3 supersedes Section 8.2 of the Plan.
(c)    Death; Disability. In the event that the Participant’s incurs a Termination of Service due to the Participant’s death or Disability before the date on which the Option shall have become fully vested and exercisable, to the extent that an Option is not then exercisable, a fraction of the aggregate Shares covered by the Option equal to the number of completed months during the period from the Grant Date through date of the Participant’s Termination of Service, divided by 36, shall immediately become vested and exercisable. The remainder of the Option shall remain unvested and shall immediately be forfeited. The vested and exercisable portion of the Option shall remain exercisable until the earlier of (i) the last day of the term of the Option set forth in Section 3(a), or (ii) one year after the date of such Termination of Service. In the case of the Participant’s death, the Participant’s Designated Beneficiary may exercise the vested and exercisable portion of the Option.
(d)    Termination for Cause. In the event that the Participant incurs a Termination of Service due to Cause, the entire unsettled portion of the Option, whether vested or unvested, or unexercised or exercised but not settled, shall be immediately forfeited.
(e)    Change in Control. In the event of a Change in Control, if the Option is not the subject of an Assumption as provided in Section 9.3 of the Plan, the unvested portion of the Option shall vest on the date of the Change in Control, provided that the Participant has not incurred a Termination of Service prior to the Change in Control. If the Option is the subject of an Assumption, the Option (or the awards into which it is converted) shall continue to be subject to the remaining provisions of this Section 3, but shall vest in full if the Participant incurs a Termination of Service without Cause, or for Good Reason, within 24 months after the Change in Control, provided that the Participant executes and does not revoke a release of claims against the Company and its affiliates relating to the Participant’s employment by the Company Group (and it successors) and their affiliates and the termination of such employment, in such form as the Administrator may require. For purposes of this Section 3(e), “Good Reason” (i) shall have the meaning set forth in the Participant’s employment, offer letter or similar agreement or, a change in control or severance plan applicable to the Participant, or (ii) if the Participant is not party to an employment agreement, offer letter or similar agreement or covered by a change in control or severance plan that defines Good Reason or a comparable term, shall mean (A) a material reduction in the Participant’s base compensation and target annual incentive opportunity from its level in effect immediately prior to the Change in Control (without regard to any change in the value of this Award), or (B) a requirement that the Participant relocate his or her place of work to a location that is (x) more than 50 miles from the Participant’s then-present place of work and (y) no closer to the Participant’s then-present place of residence than the Participant’s then-present place of work; provided that the Participant notifies the Company in writing of the circumstances constituting Good Reason within 30 days after such circumstances occur, the Company fails to cure the circumstances within 30 days after receipt of such notice, and the Participant resigns within 30 days after the end of such cure period.
(f)    Exercise Period for Vested Portion of Option. Except in the event of a termination of the Participant’s Termination of Service due to death or Disability or Retirement, upon the Participant’s Termination of Service, the vested portion of the Participant’s Option shall be exercisable for a period of 90 days following the date of such termination. In the event of a Termination of Service due to death or Disability, the vested portion of the Option shall be exercisable until the earlier to occur of (i) one year after the date of such termination or (ii) the last day of the term of the Option set forth in Section 3(a) hereof. In the event of a Termination of Service due to Retirement, the Option shall be exercisable until the earlier to occur of (i) three years after the date of such termination or (ii) the last day of the term of the Option set forth in Section 3(a) hereof.
4.    Exercise Procedure. The Participant may exercise the vested Option, or any vested portion thereof, by notice of exercise to the Administrator, in a manner (which may include electronic means) approved by the Administrator and communicated to the Participant. Upon receipt of such notice, the Administrator shall cause the Company to withhold Shares otherwise issuable to the Participant upon such exercise having an aggregate Fair Market Value equal to the amount of the sum of such Option price plus the minimum withholding tax obligation required by law with respect to such exercise (including the FICA and Medicare tax obligation). Only with the express approval of the Administrator, in its sole discretion, may the Participant exercise the vested Option, or any vested portion thereof, by another method (including by payment of the Option price set forth in Section 2 in full to the Company for the portion of the Option so exercised, and payment of the minimum statutory Federal, state and local withholding tax obligation (including the FICA and Medicare tax obligation) required by law with respect to such exercise, (a) in cash or its equivalent or (b) tendering (either by actual delivery or attestation) to the Company previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the Option Price). Upon the proper exercise of the Option, and satisfaction of required withholding taxes, the Company shall issue in the Participant’s name and deliver to the Participant (or to the Participant’s permitted representative and in its name upon the Participant’s death, above), in either book entry or certificate form (in the discretion of the Company) through the Company’s transfer agent, the number of Shares acquired through the exercise.
5.    No Transfer or Assignment of Option; Restrictions on Sale. Except as otherwise provided in this Agreement, the Option and the rights and privileges conferred thereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process until the Shares represented by the Option are delivered to the Participant or his or her designated representative. The Participant shall not sell any Shares, after issuance pursuant to Section 4, at any time when Applicable Law or Company policies prohibit a sale.
6.    Securities Laws. No Shares shall be issued if the issuance would violate:
(a)    Any applicable state securities law;
(b)    Any applicable registration or other requirements under the Securities Act or the Exchange Act, or the listing requirements of any exchange on which the Shares are listed; or
(c)    Any applicable legal requirements of any governmental authority.
7.    Restrictive Covenants; Forfeiture. In consideration of this Award, the Participant agrees to all Restrictive Covenants to which he or she is a party or by which he or she is bound.

The provisions of Section 3 to the contrary notwithstanding, in addition to any other remedy set forth in any agreement containing Restrictive Covenants, the Option, whether or not then vested, shall be immediately forfeited and cancelled in the event of the Participant’s breach of any Restrictive Covenant.
8.    Miscellaneous Provisions.
(a)    Clawback. The Option, any Shares or cash paid to the Participant, and the proceeds of the sale of any such Shares, shall be subject to any compensation deduction, cancellation, clawback or recoupment policies that are approved by the Board or by the Administrator (whether approved prior to, on or after the Grant Date) as such policies may be applicable to a covered employee from time to time, or as may be required to be made pursuant to any applicable currently effective or subsequently adopted law, government regulation or stock exchange listing requirement or any policy adopted by the Company or a subsidiary or affiliate of the Company pursuant to any such law, government regulation or stock exchange listing requirement which provides for such deduction, cancellation, clawback or recovery. Without limiting the generality of the foregoing, such policies may require the cancellation of an award to a Participant, or may require a Participant to repay amounts previously received by him or her pursuant to an award, in the event that either the Participant breaches any post-employment restrictive covenants or obligation, or if it is determined after termination of employment that the Participant could have been terminated for Cause, and may also provide for any amounts payable under an award to be offset by any amounts previously paid to the Participant under any incentive plan that are required to be repaid pursuant to any such deduction, cancellation, clawback or recoupment policies. To the maximum extent permitted by applicable law, the Participant consents to any such offset, deduction, cancellation, clawback or recoupment.
(b)    Rights as a Stockholder. Neither the Participant nor the Participant’s representative shall have any rights as a stockholder, including a right to dividends, with respect to any Shares underlying the Option until the date that the Company delivers such Shares to the Participant or the Participant’s representative.
(c)    No Retention Rights. Nothing in this Agreement shall confer upon the Participant any right to continue in the employment or service of the Company for any period of time or interfere with or otherwise restrict in any way the rights of the Company or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her employment or service at any time and for any reason, with or without Cause.
(d)    Effect on Benefit Plans. Neither the value of the Option, nor any Shares or other payments received by the Participants in settlement of the Option, shall be considered qualifying compensation or earnings for purposes of any employee benefit plan in which the Participant participates, unless otherwise explicitly provided by such plan.
(e)    Notices. Any notice required or permitted by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery, upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or upon deposit with a reputable overnight courier. Notice shall be addressed to the Company, Attention: Executive Vice President and Chief Human Resources Officer, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company. To the extent provided by the Administrator, notice may also be given by e-mail or other electronic means.
(f)    Entire Agreement; Amendment; Waiver. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter hereof. This Agreement supersedes any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof; provided, if the Participant is bound by any restrictive covenant contained in a previously-executed agreement with the Company, such restrictions shall be read together with the Participant Covenants to provide the Company with the greatest amount of protection, and to impose on the Participant the greatest amount of restriction, allowed by law. No alteration or modification of this Agreement shall be valid except by a subsequent written instrument executed by the parties hereto; provided that for the Company, the written instrument must be signed by a Senior Vice President or above of UL Solutions Inc. No provision of this Agreement may be waived except by a writing executed and delivered by the party sought to be charged. Any such written waiver shall be effective only with respect to the event or circumstance described therein and not with respect to any other event or circumstance, unless such waiver expressly provides to the contrary.
(g)    Choice of Law; Venue; Jury Trial Waiver. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware. The Company and the Participant stipulate and consent to personal jurisdiction and proper venue in the state or federal courts of Cook County, Illinois and waive each such party’s right to objection to an Illinois court’s jurisdiction and venue. The Participant and the Company hereby waive their right to jury trial on any legal dispute arising from or relating to this Agreement, and consent to the submission of all issues of fact and law arising from this Agreement to the judge of a court of competent jurisdiction as otherwise provided for above.
(h)    Successors.
(i)    Limitation on Assignment. This Agreement is personal to the Participant and, except as otherwise provided in Section 5 above, shall not be assignable by the Participant otherwise than by will or the laws of descent and distribution, without the written consent of the Company executed by a Senior Vice President or above of UL Solutions Inc. This Agreement shall inure to the benefit of and be enforceable by the Participant’s legal representatives.
(ii)    Company and Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors.
(i)    Severability. If any provision of this Agreement for any reason shall be found by any court of competent jurisdiction to be invalid, illegal or unenforceable, in whole or in part, such declaration shall not affect the validity, legality or enforceability of any remaining provision or portion thereof, which remaining provision or portion thereof shall remain in full force and effect as if this Agreement had been adopted with the invalid, illegal or unenforceable provision or portion thereof eliminated.
(j)    Section 409A. Anything in this Agreement to the contrary notwithstanding:
(i)    General. Amounts payable pursuant to this Award are intended to be exempt from Section 409A of the Code, to the maximum extent possible, pursuant to the stock right exemption described in Treasury Regulation Section 1.409A-1(b)(5), and the Plan and this Agreement shall be interpreted and construed consistently with such intent. This Agreement shall be interpreted so as to comply with or satisfy an exemption from Section 409A. The Administrator may in good faith make the minimum modifications to this Agreement as it may deem appropriate to comply with Section 409A while to the maximum extent reasonably possible maintaining the original intent and economic benefit to the Participant and the Company of the applicable provision; provided that in no event shall the Company be responsible for any taxes under Section 409A that arise in connection with any amounts payable under the Plan or this Agreement.
(ii)    Specified Employees. To the extent required by Section 409A(a)(2)(B)(i), if the Participant is a “specified employee,” any amount that is due upon the Participant’s “separation from service” as defined by Section 409A pursuant to this Agreement shall be delayed and paid in a lump sum within ten business days (and the Company shall have sole discretion to determine the taxable year in which it is paid) after the earlier of the date that is six months after the date of such “separation from service” as defined by Section 409A or the date of the Participant’s death after such “separation from service” as defined by Section 409A. For such purposes, whether the Participant is a “specified employee” shall be determined in accordance with the default provisions of Treasury Regulation Section 1.409A-1(i), with the “identification date” to be December 31 and the “effective date” to be the April 1 following the identification date (as such terms are used under such regulation).
(k)    Non-U.S. Employees. If the Participant is a foreign national, located outside the United States, not compensated from a payroll maintained in the United States, or otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, the Administrator may apply or interpret the terms and conditions of this Award in a manner that, in the Administrator’s judgment, may be necessary or desirable to comply with such legal or regulatory provisions.
(l)    Headings; Interpretation. The headings, captions and arrangements utilized in this Agreement shall not be construed to limit or modify the terms or meaning of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.